EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ruby Tuesday, Inc.:

We consent to the use of our reports dated August 6, 2012, with respect to the consolidated balance sheets of Ruby Tuesday, Inc. as of June 5, 2012 and May 31, 2011, and the related consolidated statements of operations, shareholders’ equity and comprehensive (loss)/income, and cash flows for each of the years in the three-year period ended June 5, 2012, and the effectiveness of internal control over financial reporting as of June 5, 2012, incorporated by reference herein.

/s/ KPMG LLP

Knoxville, Tennessee
November 30, 2012